Sangamo BioSciences to Acquire Ceregene

Acquisition Provides Significant Portfolio of AAV Assets Including Manufacturing, Regulatory and Intellectual Property and a Fully Enrolled, Fully Funded Phase 2 trial in Alzheimer's Disease

RICHMOND, Calif., Aug. 26, 2013 /PRNewswire/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) announced that it signed a definitive agreement to acquire Ceregene, Inc., a privately held biotechnology company focused on developing adeno-associated virus (AAV) gene therapies. Sangamo will host a teleconference at 8:30 am ET tomorrow, Tuesday, August 27, 2013, to discuss the acquisition and provide a general business overview.

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"Ceregene is a leader in development and manufacturing of AAV-based therapies with significant clinical development experience," said Edward Lanphier, Sangamo's president and CEO. "Since their inception in 2001, the company has safely treated over 115 subjects in four clinical trials. Sangamo has acquired all of Ceregene's AAV assets including CERE-110, AAV delivery of nerve growth factor (NGF) to the brain for the treatment of Alzheimer's disease. CERE-110 is being evaluated in a fully enrolled and fully funded Phase 2 clinical trial. In addition to the AAV platform, the assets also include one of the world's largest databases of AAV GMP manufacturing know-how, toxicology data, and safety data from their human clinical trials, which will be an invaluable resource as we advance our ZFP Therapeutics."

Under the terms of the definitive agreement Sangamo will issue to the stockholders of Ceregene 100,000 shares of Sangamo's common stock, which represents less than 0.2 percent of Sangamo's total shares outstanding. In addition, Sangamo has agreed to make contingent earn-out payments to the stockholders of Ceregene based upon revenues generated from license or sales transaction of certain existing products of Ceregene. The acquisition is expected to close in September 2013, subject to customary closing conditions. The Company does not expect the acquisition, including the ongoing Phase 2 clinical trial, to have any impact on its financial guidance regarding 2013 operating expenses or yearend cash. A more detailed description of the terms of the definitive agreement is available in the Form 8-K filed by the Company with the Securities and Exchange Commission on this date.

Sangamo will receive over 120 issued, pending or in-licensed patents that include patent families covering the AAV vector platform and manufacturing methods, therapeutic transgenes, and technology for direct administration of AAV to the brain. Sangamo will also have access to GMP master cell banks, materials and manufacturing know-how that will expand its capabilities in AAV manufacturing as well as a database of preclinical efficacy and toxicology studies and other documentation supporting Ceregene's Investigational New Drug (IND) applications. These materials provide valuable reference materials for Sangamo in the preparation and filing of IND applications for its in vivo ZFP Therapeutics®, particularly those that target the brain. In addition, Sangamo will acquire all of Ceregene's preclinical and clinical therapeutic programs including its ongoing double-blind, placebo-controlled Phase 2 trial to evaluate its NGF-AAV (CERE-110) in Alzheimer's disease (AD) and the proprietary needle device for brain delivery of AAV with supporting regulatory documentation and clinical experience.

In 2008, Ceregene, and its collaborators at the Alzheimer's Disease Cooperative Study (ADCS), based at the University of California, San Diego (UCSD), were awarded a $5.4 million grant from the National Institute of Aging of the National Institutes of Health (NIH) to support the double-blind, placebo-controlled, Phase 2 clinical trial of CERE-110 in 50 subjects with mild to moderate AD. Using AAV to produce a steady supply of NGF in a specific area of the brain, the treatment is designed to address the loss of cholinergic neurons which is associated with memory loss and cognitive decline in AD. The trial is fully enrolled and the subjects, half of whom were treated with CERE-110 and half with sham surgery (placebo), are in the follow-up stage of the study which will evaluate the effect of treatment on established clinical end-points in cognitive function and quality of life. The results of this trial are expected in 2015.

"Over 5 million people in the U.S. live with Alzheimer's, which is a devastating disease for both patients and their families, and more effective treatment options are needed," stated Geoff Nichol, M.B. Ch.B., Sangamo's executive vice president of research and development. "Early data from the CERE-110 program are encouraging. Clinical data from a Phase 1 study demonstrate that CERE-110 can be safely injected into a specific area of the brain and preclinical studies suggest that treatment can produce levels of NGF that protect cholinergic neurons. The award granted by the NIH to fund the Phase 2 trial, and participation of the ADCS, a pre-eminent research consortium for testing new treatments for Alzheimer's, demonstrate strong support for the development of this novel therapeutic."

Conference Call Tomorrow
Sangamo will host a teleconference and webcast tomorrow, Tuesday, August 27, 2013, at 8:30 a.m. ET, to discuss the acquisition and provide a general business overview. The live webcast can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. A replay of the webcast will also be available for two weeks after the call.

The call will be open to the public: dial-in numbers are 877-377-7553 for domestic callers and 678-894-3968 for international callers. The passcode for the call is 41535274. A replay will be available from approximately 11:30 a.m. ET on August 27, 2013 to 11:59 p.m. ET on September 3, 2013. The conference call replay numbers for domestic and international callers are 855-859-2056 and 404-537-3406, respectively. The conference ID number for the replay is 41535274.

About CERE-110
CERE-110 is an AAV vector that carries the gene for NGF, a naturally occurring protein that maintains survival of nerve cells in the brain. CERE-110 is surgically injected into the nucleus basalis of Meynert (NBM), a specific region of the brain where cholinergic neurons degenerate in AD. The cholinergic system is important in memory and cognitive function, and restoration in the function of this system may improve memory in individuals with AD. Delivery of NGF using an AAV vector should have the potential to induce safe and sustained expression of NGF, resulting in long-lasting restoration of function and protection from further degeneration.

About Alzheimer's Disease (AD)
AD is a progressive brain disease that gradually destroys memory and a person's ability to learn, reason, communicate and carry out daily activities. There are now more than five million people in the U.S. living with AD and there is currently no cure.

About Sangamo
Sangamo BioSciences, Inc. is focused on research and development of novel DNA-binding proteins for therapeutic gene regulation and genome editing. The Company has ongoing Phase 2 and Phase 1/2 clinical trials to evaluate the safety and efficacy of a novel ZFP Therapeutic® for the treatment of HIV/AIDS. Sangamo's other therapeutic programs are focused on monogenic diseases, including hemophilia, Huntington's disease and hemoglobinopathies such as beta-thalassemia and sickle cell anemia. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). Engineering of ZFPs that recognize a specific DNA sequence enables the creation of sequence-specific ZFP Nucleases (ZFNs) for gene modification and ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo has entered into a strategic collaboration with Shire AG to develop therapeutics for hemophilia, Huntington's disease and other monogenic diseases and has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the company's website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and ZFNs their applications in research and the treatment of disease, integration of AAV-based technology and know-how in the development of ZFP Therapeutics and the closing of the acquisition of Ceregene. Actual results may differ materially from these forward-looking statements due to a number of factors, including uncertainties relating to the initiation and completion of our clinical trials, whether the clinical trials will validate and support the tolerability and efficacy of ZFNs, technological challenges, Sangamo's ability to develop commercially viable products, risks associated with the protection of our proprietary technology, technological developments by our competitors, developments at Ceregene after the signing of the definitive agreement and the integration of Ceregene's assets into Sangamo. For a more detailed discussion of these and other risks, please see Sangamo's SEC filings, including the risk factors described in its Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q. Sangamo BioSciences, Inc. assumes no obligation to update the forward-looking information contained in this press release.

CONTACT: Sangamo BioSciences, Inc., Elizabeth Wolffe, Ph.D., 510-970-6000, x271, ewolffe@sangamo.com